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                                                          Rule 424(b)(3) and (c)
                                                              Reg. No. 333-28941


              Supplement No. 1 dated July 22, 1997 to Prospectus
                              dated June 18, 1997


     Effective July 14, 1997, Finest Bagels, L.L.C. merged with and into Great Lakes Bagels, L.L.C., Mayfair Bagels, L.P. merged with and into Gulfstream Bagels, L.P. and Noah's Bay Area Bagels, L.L.C. merged with and into Noah's Pacific, L.L.C. These area developers of the Company merged in order to reduce overhead and to make their operations more efficient. The Company consented to each of the mergers in its capacity as franchisor.